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                                                                   EXHIBIT 10.54

                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of December 1, 2000, between AMERICAN COIN MERCHANDISING, INC., d/b/a SUGARLOAF CREATIONS, INC. (hereinafter called "Employer") and Randall J. Fagundo (hereinafter called "Employee").

         1. Introduction. Employer desires to retain the services and employment of Employee, and Employee desires to secure or retain employment from Employer, upon the terms and conditions set forth herein. Therefore, in consideration of the mutual covenants and agreements contained herein, the parties to this Agreement do hereby agree as follows.

         2. Term. Employer hereby employs Employee to render services to Employer as President and Chief Executive Officer from January 1, 2001 through and including December 31, 2003.

         3. Services. Employee hereby accepts employment under this Agreement and agrees to devote one hundred percent (100%) of his full time and attention to the business and affairs of Employer, as such business and affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Board of Directors of Employer. Employer shall retain full direction and control of the means and methods by which Employee performs the services for which he is employed.

         4. Compensation. Commencing January 1, 2001, Employee will receive a base salary of $250,000 per year, payable at the intervals regularly established for payment of salaries by Employer. Such base salary will be increased to $275,000 on January 1, 2002, and to $300,000 on January 1, 2003. The Employee shall also be entitled to participate in the Employer's executive Bonus Plan. Employee shall also receive stock options for 125,000 shares of Employer's common stock pursuant to Employer's Amended and Restated Stock Option Plan, effective as of November 21, 2000. Such options shall be granted at the market price as of the date of grant and shall be evidenced by the Employer's standard Option Agreement with the following modifications: such options shall be exercisable annually over a two-year period, based on Employee's continued employment with the Employer. The option agreement shall provide for immediate acceleration upon a sale, merger or change of control transaction.

         5. Benefits.

                  (a) During the period of employment under this Agreement, Employee shall be entitled to receive all other benefits of employment generally available to other employees in executive positions with Employer when and as said Employee becomes eligible for those benefits, in accordance with the general policy of Employer, including but not limited to, sick leave, paid



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holidays, life insurance, health insurance, 401k plan, 125 cafeteria package and participation in any employee stock option or stock purchase plans.

                  (b) Employee shall be entitled to the same number of weeks vacation during each calendar year of employment as generally available to other employees in similar positions with Employer. Employee shall accrue days of paid vacation in accordance with Employer's policy on vacation, as that policy is applied to other employees who hold similar positions and who have been employed by Employer as long as Employee. Employee shall take all such accrued vacation days at times which shall not interfere with the normal business operations of Employer.

                  (c) Employer will provide Employee with an automobile allowance for leasing a motor vehicle. If Employee should leave employment of Employer for any reason prior to the expiration of such lease, Employee shall have the option to assume all obligations under the lease or to return the vehicle to Employer.

                  (d) Employee shall be reimbursed by Employer for reasonable travel and other business expenses incurred by Employee in the performance of his duties under this Agreement, in accordance with the general policy of Employer.

         6. Employer's Authority. Employee agrees to observe and comply with the rules and regulations of Employer as adopted by Employer's Board of Directors either orally or in writing, respecting performance of Employee's duties and to carry out and perform orders, directions, and policies stated by Employer to Employee, from time to time, either orally or in writing; provided, however, that Employee shall only be obligated to comply with legal and ethical rules, regulations, orders, directions and policies of Employer.

         7. Confidential Information and Noncompetition.

                  (a) Employee realizes that during this Agreement, Employee will produce and/or will have access to confidential memoranda, notes, information, records, maps, research results, business projections, business and research notebooks, data, formulae, specifications, trade secrets, customer lists, inventions and processes of Employer, and other information of a confidential nature (collectively, "Confidential Information").

                  (b) Both during the term of this Agreement and subsequent to its termination, Employee agrees to hold all Confidential Information in confidence and not to disclose, and not directly or indirectly to use, copy, digest or summarize, any Confidential Information, except to the extent necessary to carry out Employee's responsibilities as directed or authorized by Employer and, after termination of Employee's employment hereunder, as specifically authorized in writing by Employer.

                  (c) All records in whatsoever form and in whatsoever medium recorded, and any and all copies thereof (including volatile electronic or magnetic signals), relating to Employer's business that Employee shall prepare, or use, or come into contact with in the course of his executing his duties under this Agreement, shall be and remain the sole property of Employer and shall not be removed from Employer's premises except as necessary to carry out Employee's



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responsibilities as directed and authorized by Employer; and the same shall be returned promptly to Employer upon termination of Employee's employment relationship with Employer or upon Employer's request.

                  (d) Employee agrees that he possesses or will possess knowledge, skills and reputation in the industry in which Employer operates which are of material importance to Employer, and which are special, unique and extraordinary. Employee acknowledges that the loss of his services, or the use of his services by a competitor, may cause irreparable harm to Employer. Therefore, for the period of any severance following termination of employment for any reason, with or without cause, Employee, individually and personally, shall not do any of the following unless specifically authorized by the Employer's Board of Directors:

                           (i) Canvass, solicit, or accept any business in the Industry from any present or past customer of Employer or any related company, if the customer is located in the United States (the "Territory").

                           (ii) Aid or assist any other person, entity, partnership, or corporation in any effort to canvass, solicit, or accept any business in the amusement vending machine business or industry (the "Industry") from any past or present customers of Employer or of any related company, if the customer is located within the Territory.

                           (iii) Directly or indirectly request or advise any past or present customer of Employer, or any past, present, or possible future customer of any related companies to withdraw, curtail, cancel, or not undertake business in the Industry with any related company, if the customer is located within the Territory.

                           (iv) Directly or indirectly disclose to any other person, entity, partnership, or corporation the names of past or present customers of Employer, or of any related company. The parties agree that the names of these customers are confidential and proprietary and constitute trade secrets of Employer, and are confidential and proprietary and constitute trade secrets of Employer within the meaning of C.R.S. Section 8-2-113(2)(b) and C.R.S. Section 7-74-102(4).

                           (v) Suggest, solicit, or encourage any employee of Employer or any related company to leave employment; or disparage Employer or any related company or their conditions of employment; or disclose to any other person, entity, partnership, or corporation the names of employees of Employer.

                           (vi) Directly or indirectly establish, as manager, employee or owner of greater than 1% of the outstanding ownership interest, or participate in an enterprise competitive with any business which is conducted at any time during the term of this Agreement by Employer or any related company, and which business is in the Industry and in the Territory.

                           (vii) Provide any product, service, financing, aid, or assistance of any kind for any person, entity, partnership, association, or corporation which is competitive with any



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         business which is conducted at any time during the term of this
         Agreement by Employer or any related company, and which business is in the Industry and in the Territory.

                           (viii) Compete in any manner with any business which is conducted at any time during the term of this Agreement by Employer or any related company, and which business is in the Industry and in the Territory.

                  (e) The rights and obligations of this Section 7 shall survive any expiration or termination of this Agreement.

         8. Termination.

                  (a) Death, Disability or Retirement. This Agreement shall terminate automatically upon the Employee's death or termination due to "Disability." For purposes of this Agreement, Disability shall mean the Employee's inability to perform the duties of this position, as determined in accordance with the policies and procedures applicable with respect to the Employer's term disability plan, then in effect.

                  (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, the Employee may, upon not less than 30 days' written notice to the Employer, voluntarily terminate employment for any reason; provided, however that any termination by the Employee pursuant to Section 8(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 8(b).

                  (c) Cause. The Employer may terminate the Employee's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Employee's conviction of a felony or the entering by the Employee of a plea of nolo contendere to a felony charge, (ii) the Employee's gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a significant adverse effect on the business of the Employer and its subsidiaries, unless the Employee reasonably believed in good faith that such act or nonact was in or not opposed to the best interests of the Employer, or (iii) use of illegal drugs or persistent excessive use of alcohol.

                  (d) Good Reason.

                           (i) (A) the assignment to the Employee of any duties inconsistent in any material adverse respect with the Employee's position, authority or responsibilities, or (B) any other material adverse change in such position, (not including changes in title), authority or responsibilities;

                           (ii) any failure by the Employer to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by the Employer promptly after receipt of notice thereof given by the Employee.



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                           (iii) The Employer requiring the Employee to be based
         at any office or location more than 10 miles from that location at which he performed his services immediately prior to the Change of Control;

                           (iv) any other material breach of this Agreement by the Employer.

                  (e) Notice of Termination. Any termination by the Employer for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16. For purposes of this Agreement, a "Notice of Termination" means a written notice given within a reasonable time after the event or action believed to constitute the reason for giving notice.

                  (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of termination for which a Notice Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein up to 90 days after receipt, as the case may be, and (ii) in all other cases, actual date on which the Employee's employment terminated during the Employment Period.

                  (g) Advisory Services. Subsequent to the Date of Termination, Employee agrees to be available to Employer for reasonable advisory services and background information for the period covered by any Severance Amount, as described below.

         9. Obligations of the Employer upon Termination.

                  (a) Death or Disability. If the Employee's employment is terminated during the term of this Agreement by reason of the Employee's death or Disability, this Agreement shall terminate without further obligations to the Employee or the Employee's legal representatives under this Agreement other than those obligations accrued hereunder through the Date of Termination and the Employer shall pay to the Employee (or his beneficiary of estate) (i) the Employee's full base salary through the Date of Termination (the "Earnest Salary"), (ii) any vested amounts or vested benefits owed to the Employee under the Employer's otherwise applicable employee benefit plans and programs, and not yet paid by the Employer (the "Accrued Obligations"), and (iii) any other benefits payable due to the Employee's death or Disability under the Employer's plans; policies or programs (the "Additional Benefits").

                  (b) Cause and Voluntary Termination. If the Employee's employment shall be terminated for Cause or voluntarily terminated by the Employee, the Employer shall pay the Employee (A) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination, and (B) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

                  (c) Termination by the Employer other than for Cause and Termination by the Employee for Good Reason.

                           (i) Generally. If the Employer terminates the Employee's employment other than for Cause, the Employer shall pay to the Employee the following amounts: (A)



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         the Employer's Earned Salary; (B) a cash amount (the "Severance
         Amount") equal to the Employee's then-current annual base salary and
         (C) the Accrued Obligations.

         The Earned Salary shall be paid in accordance wit the Employer's regular payroll practices. The Severance Amount shall be paid in equal payments over the year following termination at dates concurrent with the Employer's regular payroll cycle commencing with the next payroll cycle following the Date of Termination.

                           (ii) After Change of Control. If, after a Change of Control (as defined below), Employer terminates Employee's employment other than for Cause, or the Employee terminates his employment for Good Reason, the Employer shall pay to the Employee the following amounts: (A) the Employee's Earned Salary; (B) a cash amount (the "Severance Amount") equal to three times the Employee's then-current annual base salary; and (C) the Accrued Obligations.

                           The Earned Salary shall be paid in accordance with the Employer's regular payroll practices. The Severance Amount shall be paid in equal payments over the three years following termination at dates concurrent with the Employer's regular payroll cycle, commencing with the next payroll cycle following the Date of Termination. As security for payment of the Severance Amount, however, the Employer shall deposit an amount equal to the Severance Amount into an escrow account on the date of termination of employment. Such escrow account shall not be subject to the general liabilities of the Employer, shall solely be for the Employee's benefit, and shall be used solely for payment of the Severance Amount to Employee.

                           (iii) Benefits. For any termination of employment under this paragraph 9(c), the Employee (and, to the extent applicable, his dependents) shall be entitled, until payment in full of the Severance Amount, to continue participation in all Benefit Plans of the Employer. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Employer shall provide a comparable benefit under another plan or from the Employer's general assets. The Employee's participation in such benefit plans will be on the same terms and conditions that would have applied had the Employee continued to be employed by the Employer through such period.

                  (d) Discharges of the Employer's Obligations. Except as expressly provided in the last sentence of this Section 9(d), the amounts payable to the Employee pursuant to this Section 9 (whether or not reduced pursuant to Section 9(e)) following termination of his employment shall be in full and complete satisfaction of the Employee's rights under this Agreement and any other claims he may have in respect of his employment by the Employer. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Employee's receipt of such amounts, the Employer shall be released and discharged from any and all liability to the Employee in connection with this Agreement or otherwise in connection with the Employee's employment with the Employer. Nothing in this Section 9(d) shall be construed to release the Employer from its commitment to indemnify the Employee and hold the Employee harmless from and against any claim, loss or cause of action arising from or out of the Employee's performance as an officer, director or employee of the Employer or any of its Subsidiaries or in any other capacity,



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including any fiduciary capacity, in which the Employee served at the request of the Employer to the maximum extent permitted by applicable law and the governing documents of the Employer.

                  (e) Limit on Payments by the Employer.

                           (i) Application of Section 9(e). In the event that any amount or benefit paid or distributed to the Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Employee by the Employer or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject the Employee to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 9(e) shall apply to determine the amounts payable to Employee pursuant to this Agreement.

                           (ii) Calculation of Payment Cap. Immediately following delivery of any Notice of Termination, the Employer shall notify the Employee of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments (determined as of such projected Date of Termination) that could be paid without the Employee being subject to the Excise Tax. Such amount shall be referred to as the "Payment Cap."

                           (iii) Imposition of Payment Cap. If the Covered Payments exceed the Payment Cap, the parties agree that the Covered Payments shall automatically be reduced to the Payment Cap to eliminate any Excise Tax.

                           (iv) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                                    (A) (x) whether Covered Payments are
                  "parachute payments" within the meaning of Section 280G of the Code, and (y) whether there are "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be determined in good faith by the Employer's independent certified public accountants appointed prior to the Effective Date (the "Accountants") or tax counsel selected by such Accountants, and

                                    (B) the value of any non-cash benefits or
                  any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                           (v) Adjustments in Respect of the Payment Cap. If the Employee receives reduced payments and benefits under this Section 9(e) (or this Section 9(e) is determined not to be applicable to the Employee because the Accountants conclude that Employee is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Employee and the Employer in



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         applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Employee or for his benefit are in an amount that would result in the Employee's being subject to an Excise Tax, then any amounts actually paid to or on behalf of the Employee which are treated as excess parachute payments shall be deemed for all purposes to be a loan to the Employee made on the date of receipt of such excess payments, which the Employee shall have an obligation to repay to the Employer on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Employee. If the Employee receives reduced payments and benefits by reason of this
         Section 9(e) and it is established pursuant to a Final Determination that the Employee could have received a greater amount without exceeding the Payment Cap, then the Employer shall promptly thereafter pay the Employee the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Employer.

                           (vi) Expenses. In the event of any dispute with the Internal Revenue Service concerning the imposition of any Excise Tax or any other matters subject to this Section 8(e), Employer shall reimburse Employee for his reasonable attorney's and accountant's fees incurred in connection with the negotiation, litigation or settlement of such dispute.

         10. Change of Control.

                  (a) Change of Control Defined. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                           (i) any Person (as defined below) has acquired, "beneficial ownership" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the Employer representing 50% of more of the combines Voting Power (as defined below) of the Employer's securities; or

                           (ii) within any 24-month period, the persons who were directors of the Employer immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Employer, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) as elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 2(a)(ii) and (B) was not designated by a person who has entered into an agreement with the Employer to effect a Corporate Event, as described in Section 2(a)(iii); or



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                           (iii) the stockholders of the Employer approve a
         merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Employer (a "Corporate Event"), as a result of which the shareholders of the Employer immediately prior to such Corporate Event shall not hold, directly or indirectly, immediately following such Corporate Event a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation, or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 10% of the consolidated assets of the Employer immediately prior to such Event.

                           (b) Person Defined. For purposes of this Section 10 "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Employer or any subsidiary of the Employer or (ii) any employee benefit plan sponsored by the Employer or any subsidiary of the Employer.

         11. Assignment. Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Employee's rights hereunder be subject to any encumbrance or claim of Employee's creditors. Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other corporation, or the sale by Employer of all or substantially all of its properties or assets, or the assignment by Employer of this Agreement and the performance of its obligations hereunder to any affiliated company; provided, however, that any such transaction, in whatever form, whether accomplished directly, indirectly, and as one or a series of transactions, shall not affect in any way the rights of Employee under this Agreement. This Agreement shall inure to the benefit of, and be enforceable by, Employee and any successor to or assignee of Employer.

         12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the employment of Employee by Employer and the provisions herein shall be regarded as divisible and so far as they are covenants not to compete shall be operative to the extent both as to time and area covered that they may be made so applicable, and if any of said provisions or any part thereof are declared invalid or unenforceable, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

         13. Governing Law and Enforcement. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Colorado. This Agreement may be enforced in any court of competent jurisdiction in Colorado and the prevailing party, if any, shall be entitled to recover its reasonable attorneys' fees and expenses in addition to any other damages.

         14. Non-Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement required to be performed by such other party, will in no way affect the right of the such party to require such performance at any time thereafter. The



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waiver by either party of a breach by the other party of any provision of this
Agreement shall in no way be construed as a waiver of any succeeding breach of such provision or a waiver of the provision itself.

         15. Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of any of the noncompetition covenants of this Agreement or of any of the covenants respecting Confidential Information, or of any of the provisions concerning restrictions on the rights and interest in the Employer, the damage or imminent damage to the value and the goodwill of Employer's business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that Employer shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any of such provisions by Employee, in addition to any other relief (including damages) available to Employer under this Agreement or under law.

         16. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:        at the home address of the Employee noted on
                           the records of the Employer


If to the Employer:        AMERICAN COIN MERCHANDISING, INC.
`                          5660 Central Avenue
                           Boulder, CO 80301
                           Attn: Chairman

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


EMPLOYER:                               AMERICAN COIN MERCHANDISING, INC.,
                                        d/b/a SUGARLOAF CREATIONS, INC.


                                        By: /s/ John A. Sullivan
                                            -----------------------------------
                                            John A. Sullivan
                                            Its: Chairman


EMPLOYEE:                                   /s/ Randall J. Fagundo
                                            -----------------------------------
                                            Randall J. Fagundo

                                        Address: 1335 Swallow Court
                                                 Boulder, Colorado 80301


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